BOK Financial Corporation reports quarterly earnings of $177 million, or $2.92 per share, in the second quarter.

Second quarter 2026 financial highlights[1]
Net Income
Net income was $176.5 million, or $2.92 per diluted share, compared to $155.8 million, or $2.58 per diluted share. Excluding the net gain related to the exchange of Visa B shares and the loss from repositioning of the available-for-sale securities portfolio, net income would have been $156.5 million, or $2.59 per diluted share, in the second quarter of 2026.[2]

Net Interest Income & Margin	Net interest income totaled $351.8 million, an increase of $9.3 million. Net interest margin was 2.91% for the second quarter compared to 2.90% in the prior quarter.

Fees & Commissions Revenue
Fees and commissions revenue was $202.0 million compared to $209.8 million in the prior quarter. Lower trading fees and commissions revenue was partially offset by growth in fiduciary and asset management revenue and increased investment banking revenue.

Operating Expense
Operating expense increased $7.5 million to $361.7 million. Personnel expense increased $2.9 million and non-personnel expense increased $4.6 million. Excluding the impact of deferred compensation, personnel expense decreased $6.0 million.

Loans
Period end loans were up $896 million over the prior quarter, to $27.1 billion, with broad-based growth across the loan portfolio. Average outstanding loan balances were $26.8 billion, an increase of $844 million.

Credit Quality
Nonperforming assets were $63 million, or 0.23% of outstanding loans and repossessed assets, at June 30, 2026, compared to $60 million, or 0.23%, at March 31, 2026. Net charge-offs for the second quarter were $500 thousand, or 0.01% of average loans on an annualized basis.

Deposits
Period end deposits increased $1.2 billion to $39.9 billion and average deposits increased $250 million to $39.2 billion. Average interest-bearing deposits increased $261 million and average demand deposits decreased by $11 million. The loan to deposit ratio was 68% at June 30, 2026, unchanged from the prior quarter.

Capital
Tangible common equity ratio[2] was 9.61% compared to 9.29% at March 31, 2026. Tier 1 capital ratio was 12.90%, common equity Tier 1 capital ratio was 12.89%, and total capital ratio was 14.67%. The company repurchased 2,519 shares of common stock at an average price paid of $129.89 per share in the second quarter of 2026.

▲	$896 million	3 bps	$129.3 billion
	LOAN GROWTH	NET CHARGE-OFFS (TTM)	AUMA

CEO Commentary
Stacy Kymes, President and CEO, stated, “I am proud of the strong results our team delivered this quarter, highlighted by the highest quarterly loan production in the Company’s history. Loans increased nearly $900 million during the quarter and are up 11.5% from a year ago, driven by diverse growth across business lines and geographies. Core net interest income increased, margins remained stable, and our fee generating businesses continue to provide meaningful support. In fact, our Fiduciary and Asset Management business posted record revenue this quarter. Our consistent performance is rooted in a strong risk management culture, and our unique geographic footprint continues to create opportunities to grow faster than peers while maintaining our disciplined approach."
1 Comparisons are to the prior quarter unless otherwise noted.
2 See Explanation and Reconciliation of Non-GAAP Measures - Unaudited section following.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
Net Interest Income

(Dollars in thousands)	June 30, 2026	Mar. 31, 2026	Change	% Change
Tax-equivalent interest revenue
Interest-bearing cash and cash equivalents	$5,011	$5,133	$(122)	(2.4)%
Trading securities	70,590	64,588	6,002	9.3%
Investment securities	5,770	6,149	(379)	(6.2)%
Available-for-sale securities	135,676	133,963	1,713	1.3%
Fair value option securities	849	1,389	(540)	(38.9)%
Restricted equity securities	8,838	6,681	2,157	32.3%
Residential mortgage loans held for sale	1,452	1,056	396	37.5%
Loans	413,667	399,576	14,091	3.5%
Total tax-equivalent interest revenue	$641,853	$618,535	$23,318	3.8%
Interest expense
Interest-bearing deposits:
Transaction	$176,460	$175,802	$658	0.4%
Savings	1,206	1,162	44	3.8%
Time	32,443	32,234	209	0.6%
Total interest-bearing deposits	210,109	209,198	911	0.4%
Funds purchased and repurchase agreements	4,016	6,600	(2,584)	(39.2)%
Other borrowings	66,982	51,482	15,500	30.1%
Subordinated debentures	6,197	6,091	106	1.7%
Total interest expense	287,304	273,371	13,933	5.1%
Tax-equivalent net interest income	354,549	345,164	9,385	2.7%
Less: Tax-equivalent adjustment	2,719	2,610	109	4.2%
Net interest income	$351,830	$342,554	$9,276	2.7%

Net interest margin	2.91%	2.90%	0.01%	N/A

Average earning assets	$48,776,712	$47,772,044	$1,004,668	2.1%
Average trading securities	5,876,732	5,617,531	259,201	4.6%
Average investment securities	1,676,175	1,747,860	(71,685)	(4.1)%
Average available-for-sale securities	13,554,693	13,614,473	(59,780)	(0.4)%
Average fair value option securities	71,064	126,772	(55,708)	(43.9)%
Average restricted equity securities	461,753	361,514	100,239	27.7%
Average loans balance	26,769,638	25,925,585	844,053	3.3%
Average interest-bearing deposits	31,547,501	31,286,311	261,190	0.8%
Average funds purchased and repurchase agreements	520,881	924,228	(403,347)	(43.6)%
Average other borrowings	6,922,451	5,349,061	1,573,390	29.4%
Average subordinated debentures	396,642	396,606	36	—%
Net interest income was $351.8 million for the second quarter of 2026, an increase of $9.3 million over the prior quarter. Net interest margin expanded to 2.91% from 2.90%. For the second quarter of 2026, our core net interest margin excluding trading activities1, a non-GAAP measure, decreased 2 basis points to 3.13% compared to 3.15% in the prior quarter. Net interest margin benefited from favorable repricing of fixed-rate assets and deposits. During the quarter, these positive drivers were partially offset by a 3 basis point impact from cash margin posted on behalf of our energy customers as oil prices increased during the quarter.
1 See Explanation and Reconciliation of Non-GAAP Measures - Unaudited section following.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
Average earning assets increased $1.0 billion. Average loan balances increased $844 million, with broad-based growth across the loan portfolio. Average trading securities increased $259 million and restricted equity securities increased $100 million. Average interest-bearing deposits increased $261 million, primarily from growth in interest-bearing transaction accounts and time deposits. Average funds purchased and repurchase agreements decreased $403 million, while average other borrowings increased $1.6 billion.
The yield on average earning assets was 5.27%, a 4 basis point increase over the prior quarter. The yield on trading securities increased 21 basis points to 4.85% and the yield on restricted equity securities increased 27 basis points to 7.66%. The yield on available-for-sale securities increased 5 basis points while the loan portfolio yield decreased 5 basis points to 6.20%.
Funding costs were 2.93%, up 1 basis point. The cost of interest-bearing deposits decreased 4 basis points to 2.67%. The cost of funds purchased and repurchase agreements increased 19 basis points to 3.09%, while the cost of other borrowings decreased 2 basis points to 3.88%. The benefit to net interest margin from assets funded by noninterest-bearing liabilities was 57 basis points, a decrease of 2 basis points.

Other Operating Revenue

(Dollars in thousands)	June 30, 2026	Mar. 31, 2026	Change	% Change
Brokerage and trading revenue	$32,450	$43,606	$(11,156)	(25.6)%
Transaction card revenue	31,597	31,965	(368)	(1.2)%
Fiduciary and asset management revenue	71,007	66,481	4,526	6.8%
Deposit service charges and fees	33,326	32,218	1,108	3.4%
Mortgage banking revenue	18,985	20,963	(1,978)	(9.4)%
Other revenue	14,627	14,544	83	0.6%
Total fees and commissions	201,992	209,777	(7,785)	(3.7)%
Other gains (losses), net	42,415	(216)	42,631	N/A
Loss on derivatives, net	(8,490)	(4,374)	(4,116)	N/A
Loss on fair value option securities, net	—	(2,074)	2,074	N/A
Change in fair value of mortgage servicing rights	6,300	8,155	(1,855)	N/A
Loss on available-for-sale securities, net	(4,645)	—	(4,645)	N/A
Total other operating revenue	$237,572	$211,268	$26,304	12.5%
Fees and commissions revenue totaled $202.0 million for the second quarter of 2026, decreasing $7.8 million compared to the prior quarter.
Brokerage and trading revenue decreased $11.2 million to $32.5 million. Trading fees and commissions revenue decreased $12.7 million due to lower trading volumes resulting from interest rate market volatility during the quarter. Customer hedging revenue decreased $1.1 million, primarily due to a decline in hedging activity from our energy customers. Investment banking revenue increased $3.2 million, largely related to the timing and volume of completed loan syndication transactions.
Fiduciary and asset management revenue increased $4.5 million, primarily related to seasonal tax preparation fee income combined with increased trust fees from higher market valuations and growth in client relationships.
Mortgage banking revenue decreased $2.0 million, primarily due to lower refinancing activity. Production revenue as a percentage of production volume decreased 65 basis points to 0.83%.
Deposit service charges and fees grew $1.1 million, largely due to an increase in the volume of transactions during the quarter.
Other gains (losses), net, were a net gain of $42.4 million compared to a net loss of $216 thousand in the prior quarter. The second quarter of 2026 included a $30.9 million pre-tax gain, net of economic hedge, related to the exchange of our Visa B shares under the recently announced exchange offer by Visa, Inc. The current quarter also included a net gain on investments related to deferred compensation of $8.8 million compared to a net loss of $1.8 million in the prior quarter.
Losses on available-for-sale securities, net, were $4.6 million in the second quarter of 2026 as we repositioned the portfolio by selling approximately $268 million of lower-yielding debt securities.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
Operating Expense

(Dollars in thousands)	June 30, 2026	Mar. 31, 2026	Change	% Change
Personnel	$214,094	$211,174	$2,920	1.4%
Business promotion	11,152	9,226	1,926	20.9%
Professional fees and services	13,799	14,295	(496)	(3.5)%
Net occupancy and equipment	34,151	33,182	969	2.9%
FDIC and other insurance	6,183	5,685	498	8.8%
Data processing and communications	51,707	51,768	(61)	(0.1)%
Printing, postage, and supplies	3,745	3,679	66	1.8%
Amortization of intangible assets	2,390	2,443	(53)	(2.2)%
Mortgage banking costs	11,879	11,757	122	1.0%
Other expense	12,579	10,957	1,622	14.8%
Total operating expense	$361,679	$354,166	$7,513	2.1%
Total operating expense was $361.7 million for the second quarter of 2026, an increase of $7.5 million compared to the prior quarter. The second quarter included $9.1 million of deferred compensation expense offset by gains on related investments in Other gains (losses), net. Excluding the impact of deferred compensation, total operating expense decreased $1.4 million.
Personnel costs were down $6.0 million excluding the impact of deferred compensation. Cash-based incentive compensation decreased $3.0 million, primarily driven by a decrease in trading activity during the quarter. Employee benefits expense decreased $1.8 million, largely due to a seasonal decrease in payroll taxes, partially offset by higher employee healthcare costs.
Non-personnel expense increased $4.6 million. Business promotion expense increased $1.9 million due to higher seasonal travel costs. Other expense was up $1.6 million, primarily related to an increase in operational losses.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
Loans

(Dollars in thousands)	June 30, 2026	Mar. 31, 2026	Change	% Change
Commercial:
Services	$4,099,879	$3,901,933	$197,946	5.1%
Healthcare	4,083,814	3,955,763	128,051	3.2%
Energy	3,052,662	3,005,693	46,969	1.6%
Mortgage finance	451,826	228,242	223,584	98.0%
General business	4,609,267	4,481,452	127,815	2.9%
Total commercial	16,297,448	15,573,083	724,365	4.7%

Commercial real estate:
Multifamily	2,570,246	2,553,709	16,537	0.6%
Industrial	1,283,315	1,418,626	(135,311)	(9.5)%
Office	852,721	821,569	31,152	3.8%
Retail	670,893	613,976	56,917	9.3%
Residential construction and land development	111,668	109,480	2,188	2.0%
Other commercial real estate	396,487	367,319	29,168	7.9%
Total commercial real estate	5,885,330	5,884,679	651	—%

Loans to individuals:
Residential mortgage	2,847,768	2,784,134	63,634	2.3%
Residential mortgage guaranteed by U.S. government agencies	159,886	160,254	(368)	(0.2)%
Personal	1,893,283	1,785,243	108,040	6.1%
Total loans to individuals	4,900,937	4,729,631	171,306	3.6%

Total loans	$27,083,715	$26,187,393	$896,322	3.4%
Outstanding loans were $27.1 billion at June 30, 2026, an increase of $896 million over March 31, 2026, driven by broad-based growth across our loan portfolio. Unfunded loan commitments grew by $443 million over the first quarter of 2026 to $16.6 billion at June 30, 2026.
Outstanding commercial loan balances, which includes services, healthcare, energy, mortgage finance, and general business loans, increased $724 million over the prior quarter.
The Company launched the residential mortgage finance line of business in the third quarter of 2025, and these loan balances increased by $224 million during the current quarter to $452 million, or 2% of total loans.
Services sector loan balances were up $198 million over the prior quarter at $4.1 billion, or 15% of total loans. Services loans consist of a large number of loans to a variety of businesses, including state and local municipal government entities, Native American tribal government and casino operations, foundations and not-for-profit organizations, educational services, and specialty trade contractors.
Healthcare sector loan balances increased $128 million and totaled $4.1 billion, or 15% of total loans. Our healthcare sector loans primarily consist of $3.2 billion of senior housing and care facilities, including independent living, assisted living, and skilled nursing. Generally, we loan to borrowers with a portfolio of multiple facilities, which serves to help diversify risks specific to a single facility.
General business loans increased $128 million to $4.6 billion, or 17% of total loans. General business loans include $2.9 billion of wholesale/retail loans and $1.7 billion of loans from other commercial industries.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
Energy loan balances grew by $47 million to $3.1 billion, or 11% of total loans. The majority of this portfolio is first lien, senior secured, reserve-based lending to oil and gas producers, which we believe is the lowest risk form of energy lending. Approximately 72% of committed production loans are secured by properties primarily producing oil. The remaining 28% are secured by properties primarily producing natural gas. Unfunded energy loan commitments were $4.6 billion at June 30, 2026, a $117 million increase over March 31, 2026.
Commercial real estate loan balances were largely unchanged compared to prior quarter at $5.9 billion, representing 22% of total loans. Loans secured by industrial facilities decreased $135 million. Loans secured by retail facilities increased $57 million, loans secured by office facilities increased $31 million, other real estate loans increased $29 million, and loans secured by multifamily properties increased $17 million. Unfunded commercial real estate loan commitments were $2.2 billion at June 30, 2026, a $105 million increase compared to March 31, 2026. We take a disciplined approach to managing our concentration of commercial real estate loan commitments as a percentage of capital.
Loans to individuals were up $171 million over the prior quarter to $4.9 billion and represent 18% of total loans. Personal loans increased $108 million and residential mortgage loans increased $63 million. Personal loans consist primarily of loans to Wealth Management clients secured by the cash surrender value of insurance policies or marketable securities. Personal loans also include direct loans secured by and for the purchase of automobiles, recreational and marine equipment, as well as unsecured loans.

Period End & Average Deposits

(Dollars in thousands)	June 30, 2026	Mar. 31, 2026	Change	% Change
Period end deposits
Demand	$7,861,661	$7,694,329	$167,332	2.2%
Interest-bearing transaction	27,242,418	26,352,203	890,215	3.4%
Savings	900,480	903,707	(3,227)	(0.4)%
Time	3,851,282	3,726,809	124,473	3.3%
Total deposits	$39,855,841	$38,677,048	$1,178,793	3.0%

Average deposits
Demand	$7,682,623	$7,693,948	$(11,325)	(0.1)%
Interest-bearing transaction	26,826,903	26,707,581	119,322	0.4%
Savings	902,531	877,650	24,881	2.8%
Time	3,818,067	3,701,080	116,987	3.2%
Total average deposits	$39,230,124	$38,980,259	$249,865	0.6%
Our funding sources, which primarily include deposits and wholesale borrowings, provide adequate liquidity to meet our needs. The loan to deposit ratio was 68% at June 30, 2026, consistent with the prior quarter, providing significant on-balance sheet liquidity to meet future loan demand and contractual obligations.
Period end deposits totaled $39.9 billion at June 30, 2026, a $1.2 billion increase. Interest-bearing transaction accounts increased $890 million, demand deposits increased $167 million, and time deposits increased $124 million.
Average deposits were $39.2 billion during the second quarter, a $250 million increase. Average interest-bearing transaction accounts increased $119 million and average time deposits increased $117 million.
Average Commercial Banking deposits increased $612 million to $18.9 billion, or 48% of total deposits. Our commercial deposit portfolio is highly diversified across industries and customers. The highest concentration by industry within our commercial deposit portfolio is with our energy customers representing 10% of our total deposits. Average Consumer Banking deposits increased $204 million to $8.6 billion, or 22% of total deposits. Average Wealth Management deposits decreased by $127 million to $10.7 billion, or 27% of total deposits. Average Funds Management and Other deposits decreased $439 million to $1.1 billion, or 3% of total deposits.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
Capital

	Minimum Capital Requirement	Capital Conservation Buffer	Minimum Capital Requirement Including Capital Conservation Buffer	June 30, 2026	Mar. 31, 2026
Common equity Tier 1	4.50%	2.50%	7.00%	12.89%	12.61%
Tier 1 capital	6.00%	2.50%	8.50%	12.90%	12.61%
Total capital	8.00%	2.50%	10.50%	14.67%	14.39%
Tier 1 leverage	4.00%	N/A	4.00%	9.81%	9.85%
Tangible common equity ratio[1]				9.61%	9.29%

Common stock repurchased (shares)				2,519	—
Average price per share repurchased				$129.89	$—
The company's common equity Tier 1 capital ratio was 12.89% at June 30, 2026. In addition, the company's Tier 1 capital ratio was 12.90%, total capital ratio was 14.67%, and leverage ratio was 9.81% at June 30, 2026. At March 31, 2026, the company's common equity Tier 1 capital ratio was 12.61%, Tier 1 capital ratio was 12.61%, total capital ratio was 14.39%, and leverage ratio was 9.85%.
The company's tangible common equity ratio1, a non-GAAP measure, was 9.61% at June 30, 2026, and 9.29% at March 31, 2026. The tangible common equity ratio is primarily based on total shareholders' equity, which includes unrealized gains and losses on available-for-sale securities.
The company repurchased 2,519 shares of common stock at an average price paid of 129.89 per share in the second quarter of 2026. No shares of common stock were repurchased in the first quarter of 2026. We view buybacks opportunistically, but within the context of maintaining our strong capital position.

Credit Quality
Nonperforming assets totaled $63 million, or 0.23% of outstanding loans and repossessed assets, at June 30, 2026, compared to $60 million, or 0.23%, at March 31, 2026. Excluding loans guaranteed by U.S. government agencies, nonperforming assets totaled $55 million, or 0.20% of outstanding loans and repossessed assets, at June 30, 2026, compared to $52 million, or 0.20%, at March 31, 2026.
Nonaccruing loans increased $2.1 million compared to March 31, 2026. New nonaccruing loans identified in the second quarter totaled $8.5 million, offset by $3.4 million in payments received and $1.3 million in charge-offs. Nonaccruing general business loans increased $2.3 million and nonaccruing services loans increased $1.7 million, while nonaccruing loans to individuals decreased $1.6 million.
Net charge-offs were $500 thousand, or 0.01% of average loans on an annualized basis, in the second quarter. At June 30, 2026, net charge-offs for the trailing twelve months were $7.4 million, or 0.03% of average loans. Net charge-offs were $1.9 million, or 0.03% of average loans on an annualized basis, in the first quarter of 2026.
No provision for expected credit losses was necessary for the second quarter of 2026. An improvement in economic forecast assumptions, including GDP growth, lower unemployment, and improved vacancy rates, compared to the prior quarter, was offset by the impact of loan growth during the quarter.
At June 30, 2026, the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $323 million, or 1.19% of outstanding loans and 592% of nonaccruing loans, excluding residential mortgage loans guaranteed by U.S. government agencies. At March 31, 2026, the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $323 million, or 1.23% of outstanding loans and 618% of nonaccruing loans.

1     See Explanation and Reconciliation of Non-GAAP Measures - Unaudited section following.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
Securities & Derivatives
The fair value of the available-for-sale securities portfolio totaled $13.6 billion at June 30, 2026, a $43 million increase compared to March 31, 2026. At June 30, 2026, the available-for-sale securities portfolio consisted primarily of $10.1 billion of residential mortgage-backed securities fully backed by U.S. government agencies and $2.7 billion of commercial mortgage-backed securities fully backed by U.S. government agencies. At June 30, 2026, the available-for-sale securities portfolio had a net unrealized loss of $256 million, compared to $217 million at March 31, 2026.
We hold an inventory of trading securities in support of sales to a variety of customers. At June 30, 2026, the trading securities portfolio totaled $5.0 billion, compared to $5.7 billion at March 31, 2026.
The company also maintains a portfolio of residential mortgage-backed and commercial mortgage-backed securities issued by U.S. government agencies and interest rate derivative contracts as an economic hedge of the changes in the fair value of our mortgage servicing rights. This portfolio of fair value option securities decreased $150 million to $28 million at June 30, 2026.
Derivative contracts are carried at fair value. At June 30, 2026, the net fair values of derivative contracts, before consideration of cash margin, reported as assets under our customer risk management programs totaled $445 million, compared to $748 million at March 31, 2026. The aggregate net fair value of derivative contracts, before consideration of cash margin, held under these programs reported as liabilities totaled $433 million at June 30, 2026, and $734 million at March 31, 2026.
The net cost of the changes in the fair value of mortgage servicing rights and related economic hedges was $914 thousand during the second quarter of 2026, including a $7.3 million decrease in the fair value of securities and derivative contracts held as an economic hedge, a $6.3 million increase in the fair value of mortgage servicing rights, and $110 thousand of related net interest income.

Second Quarter 2026 Segment Highlights

	Commercial Banking		Consumer Banking		Wealth Management

(In thousands)	June 30, 2026	Mar. 31, 2026	June 30, 2026	Mar. 31, 2026	June 30, 2026	Mar. 31, 2026
Net interest income and fee revenue	$240,406	$232,483	$95,759	$96,926	$146,459	$153,398
Net loans charged-off (recovered)	(145)	400	1,118	1,508	(5)	496
Personnel expense	50,042	51,267	24,715	25,466	66,332	69,413
Non-personnel expense	32,049	31,041	38,721	38,027	27,866	28,756
Net income before taxes	146,160	134,787	13,555	19,168	34,977	37,541

Average loans	$22,003,116	$21,232,965	$2,633,853	$2,584,226	$2,479,191	$2,430,864
Average deposits	18,918,188	18,306,337	8,592,876	8,389,039	10,656,194	10,782,785
Assets under management or administration					$129,271,398	$123,586,715
Commercial Banking contributed $146.2 million to net income before taxes in the second quarter of 2026, an increase of $11.4 million over the first quarter of 2026. Combined net interest income and fee revenue totaled $240.4 million, an increase of $7.9 million. Net interest income increased $5.5 million due to increased loan volumes and beneficial repricing of deposits. Investment banking revenue increased $3.9 million, primarily due to higher loan syndication fees and was partially offset by a $1.4 million decrease in customer hedging revenue. Other operating expenses were consistent with the prior quarter. Other gains, net, were $4.3 million for the second quarter of 2026, compared to $1.2 million in the first quarter of 2026 from merchant banking activities. Average loans increased $770 million, or 4%, to $22.0 billion. Average deposits were $18.9 billion, an increase of $612 million, or 3%.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
Consumer Banking contributed $13.6 million to net income before taxes in the second quarter of 2026, a decrease of $5.6 million. Combined net interest income and fee revenue decreased $1.2 million, driven by a decrease in mortgage production performance and lower card-network incentives, partially offset by changes in deposit spreads. The net cost of the change in the fair value of mortgage servicing rights and the related economic hedges was $914 thousand, compared to a net benefit of $2.0 million in the prior quarter. Other operating expenses were consistent with the prior quarter. Corporate expense allocations increased $1.9 million. Average loans increased $50 million, or 2%, to $2.6 billion. Average deposits increased $204 million, or 2%, to $8.6 billion.
Wealth Management contributed $35.0 million to net income before taxes in the second quarter of 2026, a decrease of $2.6 million compared to the first quarter of 2026. Combined net interest income and fee revenue decreased $6.9 million, largely due to reduced trading activity from interest rate market volatility during the quarter, partially offset by a $4.5 million increase in fiduciary and asset management revenue from seasonal tax preparation fee income combined with higher trust business line fees. Other operating expenses decreased $4.0 million, primarily due to lower cash-based incentive compensation costs driven by the decrease in trading activity. Average loans increased $48 million, or 2%, to $2.5 billion. Average deposits were largely unchanged at $10.7 billion. Assets under management or administration were $129.3 billion, an increase of $5.7 billion, or 5%.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
Conference Call & Webcast
The company will host a conference call at noon Central time on Tuesday, July 21, 2026, to discuss the financial results with investors. The live audio webcast and presentation slides will be available on the company’s website at bokf.com. The conference call can also be accessed by dialing 1-800-715-9871 toll free, or 1-646-307-1963, conference ID: 6617678. A webcast replay will also be available shortly after the conclusion of the live call at bokf.com or by dialing 1-800-770-2030 and referencing replay PIN: 6617678.

About BOK Financial Corporation
BOK Financial Corporation is a $53 billion regional financial services company headquartered in Tulsa, Oklahoma with $129 billion in assets under management or administration. The company's stock is publicly traded on NASDAQ under the Global Select market listings (BOKF). BOK Financial Corporation's holdings include BOKF, NA; BOK Financial Securities, Inc.; and BOK Financial Private Wealth, Inc. BOKF, NA's holdings include TransFund and Cavanal Hill Investment Management, Inc. BOKF, NA operates banking divisions across eight states as: Bank of Albuquerque; Bank of Oklahoma; Bank of Texas; and BOK Financial in Arizona, Arkansas, Colorado, Kansas and Missouri; as well as having limited purpose offices in Connecticut, Nebraska, Tennessee, and Wisconsin. Through its subsidiaries, BOK Financial Corporation provides commercial and consumer banking, brokerage trading, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.
The company will continue to evaluate critical assumptions and estimates, such as the appropriateness of the allowance for credit losses and asset impairment as of June 30, 2026 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corporation, the financial services industry and the economy generally. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “outlook,” “projects,” “will,” “intends,” “may,” “could,” “should,” “would,” “potential,” “continue,” “seek,” “target,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses, allowance for uncertain tax positions, accruals for loss contingencies and valuation of mortgage servicing rights involve judgments as to expected events and are inherently forward-looking statements. Assessments that acquisitions and growth endeavors will be profitable are statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified and for which BOK Financial assumes no responsibility for the accuracy or completeness. These various forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. All statements other than statements of historical fact are forward-looking statements. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to: changes in government; changes in governmental economic policy, including tariffs; changes in commodity prices; interest rates and interest rate relationships; inflation; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulations; tax laws; prices, levies and assessments; the impact of technological advances; trends in customer behavior as well as their ability to repay loans; credit quality deterioration; cybersecurity incidents and data breaches; operational failures or interruptions; liquidity risks; capital adequacy requirements; litigation and regulatory enforcement actions; and other risks detailed in BOK Financial Corporation’s filings with the Securities and Exchange Commission. BOK Financial Corporation and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

BOK Financial Corporation Quarterly Earnings Release	Exhibit 99.1(b)
BALANCE SHEETS – UNAUDITED
BOK FINANCIAL CORPORATION

(In thousands)	June 30, 2026	Mar. 31, 2026
Assets
Cash and due from banks	$975,769	$905,614
Interest-bearing cash and cash equivalents	545,597	506,793
Trading securities	4,952,988	5,652,162
Investment securities, net of allowance	1,627,281	1,719,731
Available-for-sale securities	13,582,780	13,539,565
Fair value option securities	28,461	178,098
Restricted equity securities	298,418	357,909
Residential mortgage loans held for sale	102,531	104,873
Loans:
Commercial	16,297,448	15,573,083
Commercial real estate	5,885,330	5,884,679
Loans to individuals	4,900,937	4,729,631
Total loans	27,083,715	26,187,393
Allowance for loan losses	(277,474)	(277,719)
Loans, net of allowance	26,806,241	25,909,674
Premises and equipment, net	651,641	631,454
Receivables	292,415	272,540
Goodwill	1,044,749	1,044,749
Intangible assets, net	29,828	32,303
Mortgage servicing rights	333,998	333,381
Real estate and other repossessed assets, net of allowance	508	15
Derivative contracts, net	324,711	782,985
Cash surrender value of bank-owned life insurance	423,126	424,494
Receivable on unsettled securities sales	39,673	156,963
Other assets	1,118,572	1,207,102
Total assets	$53,179,287	$53,760,405

Liabilities
Deposits:
Demand	$7,861,661	$7,694,329
Interest-bearing transaction	27,242,418	26,352,203
Savings	900,480	903,707
Time	3,851,282	3,726,809
Total deposits	39,855,841	38,677,048
Funds purchased and repurchase agreements	1,503,916	715,469
Other borrowings	3,073,995	5,753,504
Subordinated debentures	396,661	396,625
Accrued interest, taxes, and expense	292,534	325,670
Due on unsettled securities purchases	1,155,712	1,140,782
Derivative contracts, net	325,231	282,590
Other liabilities	490,499	493,651
Total liabilities	47,094,389	47,785,339
Shareholders' equity
Capital, surplus, and retained earnings	6,332,631	6,198,177
Accumulated other comprehensive loss	(249,525)	(225,002)
Total shareholders’ equity	6,083,106	5,973,175
Non-controlling interests	1,792	1,891
Total equity	6,084,898	5,975,066
Total liabilities and equity	$53,179,287	$53,760,405

BOK Financial Corporation Quarterly Earnings Release	Exhibit 99.1(b)
AVERAGE BALANCE SHEETS – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended
(In thousands)	June 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	June 30, 2025
Assets
Interest-bearing cash and cash equivalents	$550,518	$577,641	$546,045	$495,091	$506,330
Trading securities	5,876,732	5,617,531	5,295,598	5,603,200	6,876,788
Investment securities, net of allowance	1,676,175	1,747,860	1,804,984	1,861,565	1,918,969
Available-for-sale securities	13,554,693	13,614,473	13,564,939	13,386,515	13,218,569
Fair value option securities	71,064	126,772	72,229	105,651	88,323
Restricted equity securities	461,753	361,514	250,430	337,055	390,191
Residential mortgage loans held for sale	93,685	77,105	91,414	91,422	86,543
Loans:
Commercial	16,015,484	15,430,740	15,037,471	14,490,145	14,315,695
Commercial real estate	5,914,630	5,779,715	5,581,588	5,743,572	5,495,152
Loans to individuals	4,839,524	4,715,130	4,623,492	4,592,422	4,365,702
Total loans	26,769,638	25,925,585	25,242,551	24,826,139	24,176,549
Allowance for loan losses	(277,546)	(276,437)	(277,580)	(277,398)	(278,191)
Loans, net of allowance	26,492,092	25,649,148	24,964,971	24,548,741	23,898,358
Total earning assets	48,776,712	47,772,044	46,590,610	46,429,240	46,984,071
Cash and due from banks	979,068	963,980	988,135	960,602	915,487
Derivative contracts, net	662,250	421,256	268,675	317,732	374,125
Cash surrender value of bank-owned life insurance	422,700	422,540	420,167	417,261	419,602
Receivable on unsettled securities sales	196,521	173,506	227,678	162,035	228,563
Other assets	3,520,847	3,369,683	3,357,081	3,405,206	3,365,104
Total assets	$54,558,098	$53,123,009	$51,852,346	$51,692,076	$52,286,952

Liabilities
Deposits:
Demand	$7,682,623	$7,693,948	$8,009,082	$7,894,847	$7,958,538
Interest-bearing transaction	26,826,903	26,707,581	27,396,541	26,076,475	25,859,336
Savings	902,531	877,650	852,390	867,939	853,062
Time	3,818,067	3,701,080	3,729,596	3,641,985	3,465,780
Total deposits	39,230,124	38,980,259	39,987,609	38,481,246	38,136,716
Funds purchased and repurchase agreements	520,881	924,228	1,185,566	873,800	782,039
Other borrowings	6,922,451	5,349,061	3,008,388	5,048,301	6,019,948
Subordinated debentures	396,642	396,606	241,482	—	99,846
Derivative contracts, net	291,598	302,403	317,206	332,893	359,616
Due on unsettled securities purchases	494,740	418,478	452,673	329,361	503,490
Other liabilities	661,187	727,779	697,979	663,323	591,496
Total liabilities	48,517,623	47,098,814	45,890,903	45,728,924	46,493,151
Total equity	6,040,475	6,024,195	5,961,443	5,963,152	5,793,801
Total liabilities and equity	$54,558,098	$53,123,009	$51,852,346	$51,692,076	$52,286,952

BOK Financial Corporation Quarterly Earnings Release	Exhibit 99.1(b)
STATEMENTS OF EARNINGS – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except share and per share data)	2026	2025	2026	2025
Interest revenue	$639,134	$642,427	$1,255,059	$1,260,997
Interest expense	287,304	314,261	560,675	616,580
Net interest income	351,830	328,166	694,384	644,417
Provision for credit losses	—	—	—	—
Net interest income after provision for credit losses	351,830	328,166	694,384	644,417
Other operating revenue:
Brokerage and trading revenue	32,450	38,125	76,056	69,193
Transaction card revenue	31,597	29,561	63,562	56,653
Fiduciary and asset management revenue	71,007	63,964	137,488	124,936
Deposit service charges and fees	33,326	31,319	65,544	61,594
Mortgage banking revenue	18,985	18,993	39,948	38,808
Other revenue	14,627	15,368	29,171	30,262
Total fees and commissions	201,992	197,330	411,769	381,446
Other gains, net	42,415	8,140	42,199	7,415
Gain (loss) on derivatives, net	(8,490)	5,535	(12,864)	15,100
Gain (loss) on fair value option securities, net	—	1,112	(2,074)	1,437
Change in fair value of mortgage servicing rights	6,300	(5,019)	14,455	(12,259)
Loss on available-for-sale securities, net	(4,645)	—	(4,645)	—
Total other operating revenue	237,572	207,098	448,840	393,139
Other operating expense:
Personnel	214,094	214,711	425,268	428,896
Business promotion	11,152	9,139	20,378	17,957
Professional fees and services	13,799	15,402	28,094	28,671
Net occupancy and equipment	34,151	32,657	67,333	65,649
FDIC and other insurance	6,183	6,439	11,868	13,026
FDIC special assessment	—	(523)	—	—
Data processing and communications	51,707	49,597	103,475	97,175
Printing, postage, and supplies	3,745	4,067	7,424	7,706
Amortization of intangible assets	2,390	2,656	4,833	5,308
Mortgage banking costs	11,879	6,711	23,636	14,400
Other expense	12,579	13,647	23,536	23,244
Total other operating expense	361,679	354,503	715,845	702,032

Net income before taxes	227,723	180,761	427,379	335,524
Federal and state income taxes	51,141	40,691	95,077	75,683
Net income	176,582	140,070	332,302	259,841
Net income (loss) attributable to non-controlling interests	43	52	(3)	46
Net income attributable to BOK Financial Corporation shareholders	$176,539	$140,018	$332,305	$259,795

Earnings per share:
Basic and diluted	$2.92	$2.19	$5.49	$4.05

Average shares used in computation:
Basic and diluted	60,080,833	63,208,027	60,057,189	63,376,857

BOK Financial Corporation Quarterly Earnings Release	Exhibit 99.1(b)
QUARTERLY EARNINGS TREND – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended

(In thousands, except share and per share data)	June 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	June 30, 2025
Interest revenue	$639,134	$615,925	$625,818	$644,453	$642,427
Interest expense	287,304	273,371	280,537	306,807	314,261
Net interest income	351,830	342,554	345,281	337,646	328,166
Provision for credit losses	—	—	—	2,000	—
Net interest income after provision for credit losses	351,830	342,554	345,281	335,646	328,166
Other operating revenue:
Brokerage and trading revenue	32,450	43,606	47,310	43,239	38,125
Transaction card revenue	31,597	31,965	31,564	29,463	29,561
Fiduciary and asset management revenue	71,007	66,481	68,347	63,878	63,964
Deposit service charges and fees	33,326	32,218	32,039	31,896	31,319
Mortgage banking revenue	18,985	20,963	19,013	19,764	18,993
Other revenue	14,627	14,544	16,591	16,190	15,368
Total fees and commissions	201,992	209,777	214,864	204,430	197,330
Other gains (losses), net	42,415	(216)	28,078	8,264	8,140
Gain (loss) on derivatives, net	(8,490)	(4,374)	(2,366)	(453)	5,535
Gain (loss) on fair value option securities, net	—	(2,074)	551	630	1,112
Change in fair value of mortgage servicing rights	6,300	8,155	1,407	(2,375)	(5,019)
Gain (loss) on available-for-sale securities, net	(4,645)	—	1,748	213	—
Total other operating revenue	237,572	211,268	244,282	210,709	207,098
Other operating expense:
Personnel	214,094	211,174	222,726	226,347	214,711
Business promotion	11,152	9,226	11,516	9,960	9,139
Professional fees and services	13,799	14,295	18,371	15,137	15,402
Net occupancy and equipment	34,151	33,182	32,693	33,040	32,657
FDIC and other insurance	6,183	5,685	6,078	7,302	6,439
FDIC special assessment	—	—	(9,479)	(1,209)	(523)
Data processing and communications	51,707	51,768	51,299	50,062	49,597
Printing, postage, and supplies	3,745	3,679	4,077	4,036	4,067
Amortization of intangible assets	2,390	2,443	2,656	2,656	2,656
Mortgage banking costs	11,879	11,757	10,663	10,668	6,711
Other expense	12,579	10,957	10,454	11,771	13,647
Total other operating expense	361,679	354,166	361,054	369,770	354,503

Net income before taxes	227,723	199,656	228,509	176,585	180,761
Federal and state income taxes	51,141	43,936	51,243	35,714	40,691
Net income	176,582	155,720	177,266	140,871	140,070
Net income (loss) attributable to non-controlling interests	43	(46)	(35)	(23)	52
Net income attributable to BOK Financial Corporation shareholders	$176,539	$155,766	$177,301	$140,894	$140,018

Earnings per share:
Basic and diluted	$2.92	$2.58	$2.89	$2.22	$2.19

Average shares used in computation:
Basic and diluted	60,080,833	60,033,282	60,916,929	62,840,270	63,208,027

BOK Financial Corporation Quarterly Earnings Release	Exhibit 99.1(b)
FINANCIAL HIGHLIGHTS – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended

(In thousands, except ratio, share, and per share data)	June 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	June 30, 2025
Capital:
Period end shareholders' equity	$6,083,106	$5,973,175	$5,918,646	$6,022,535	$5,890,888
Risk-weighted assets	$40,935,789	$40,777,918	$38,966,948	$38,136,467	$37,630,803
Risk-based capital ratios:
Common equity Tier 1	12.89%	12.61%	12.90%	13.60%	13.59%
Tier 1	12.90%	12.61%	12.90%	13.61%	13.60%
Total capital	14.67%	14.39%	14.77%	14.48%	14.48%
Leverage ratio	9.81%	9.85%	9.86%	10.19%	9.88%
Tangible common equity ratio[1]	9.61%	9.29%	9.46%	10.06%	9.63%

Common stock:
Book value per share	$100.11	$98.31	$97.63	$95.22	$92.61
Tangible book value per share	$82.42	$80.58	$79.83	$78.11	$75.56
Market value per share:
High	$139.73	$138.42	$122.16	$114.17	$104.15
Low	$123.24	$113.53	$102.72	$96.89	$85.08
Cash dividends paid	$38,116	$38,118	$38,042	$36,122	$36,256
Dividend payout ratio	21.59%	24.47%	21.46%	25.64%	25.89%
Shares outstanding, net	60,766,867	60,759,992	60,620,507	63,247,676	63,611,097
Stock buy-back program:
Shares repurchased	2,519	—	2,617,414	365,547	663,298
Amount	$327	$—	$282,645	$40,575	$62,341
Average price paid per share[2]	$129.89	$—	$107.99	$111.00	$93.99

Performance ratios (quarter annualized):
Return on average assets	1.30%	1.19%	1.36%	1.08%	1.07%
Return on average equity	11.73%	10.49%	11.80%	9.38%	9.70%
Return on average tangible common equity[1]	14.27%	12.78%	14.42%	11.46%	11.94%
Net interest margin	2.91%	2.90%	2.98%	2.91%	2.80%
Efficiency ratio[1]	60.21%	63.21%	60.71%	66.66%	65.42%
Adjusted efficiency ratio[1]	63.49%	63.21%	64.89%	66.88%	65.52%

Other data:
Tax-equivalent interest	$2,719	$2,610	$2,555	$2,565	$2,574
Net unrealized loss on available-for-sale securities	$(256,458)	$(216,978)	$(132,566)	$(203,682)	$(276,678)

1     See Explanation and Reconciliation of Non-GAAP Measures - Unaudited section following.
2     Excludes 1% excise tax on corporate stock repurchases.
3     Actual interest earned on fair value option securities less internal transfer-priced cost of funds.                      15

BOK Financial Corporation Quarterly Earnings Release	Exhibit 99.1(b)

	Three Months Ended

(In thousands, except ratio, share, and per share data)	June 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	June 30, 2025
Mortgage banking:
Mortgage production revenue	$2,174	$3,926	$1,963	$2,370	$1,707

Mortgage loans funded for sale	$280,838	$230,858	$230,376	$229,812	$219,154
Add: Current period end outstanding commitments	65,547	83,674	49,048	67,842	64,508
Less: Prior period end outstanding commitments	83,674	49,048	67,842	64,508	60,429
Total mortgage production volume	$262,711	$265,484	$211,582	$233,146	$223,233

Mortgage loan refinances to mortgage loans funded for sale	20%	30%	27%	13%	16%
Realized margin on funded mortgage loans	1.01%	1.22%	1.10%	0.96%	0.66%
Production revenue as a percentage of production volume	0.83%	1.48%	0.93%	1.02%	0.76%

Mortgage servicing revenue	$16,811	$17,037	$17,050	$17,394	$17,286
Average outstanding principal balance of mortgage loans serviced for others	$21,718,909	$22,109,450	$21,882,238	$22,269,300	$22,687,658
Average mortgage servicing revenue rates	0.31%	0.31%	0.31%	0.31%	0.31%

Gain (loss) on mortgage servicing rights, net of economic hedge:
Gain (loss) on derivatives, net	$(7,324)	$(4,211)	$(2,651)	$(508)	$5,230
Gain (loss) on fair value option securities, net	—	(2,074)	551	630	1,112
Gain (loss) on economic hedge of mortgage servicing rights	(7,324)	(6,285)	(2,100)	122	6,342
Change in fair value of mortgage servicing rights	6,300	8,155	1,407	(2,375)	(5,019)
Gain (loss) on changes in fair value of mortgage servicing rights, net of economic hedges, included in other operating revenue	(1,024)	1,870	(693)	(2,253)	1,323
Net interest income (expense) on fair value option securities[3]	110	86	114	169	229
Total economic benefit (cost) of changes in the fair value of mortgage servicing rights, net of economic hedges	$(914)	$1,956	$(579)	$(2,084)	$1,552

1     See Explanation and Reconciliation of Non-GAAP Measures - Unaudited section following.
2     Excludes 1% excise tax on corporate stock repurchases.
3     Actual interest earned on fair value option securities less internal transfer-priced cost of funds.                      16

BOK Financial Corporation Quarterly Earnings Release	Exhibit 99.1(b)
EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended

(In thousands, except ratio and per share data)	June 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	June 30, 2025
Reconciliation of tangible common equity ratio:
Total shareholders' equity	$6,083,106	$5,973,175	$5,918,646	$6,022,535	$5,890,888
Less: Goodwill and intangible assets, net	1,074,577	1,077,052	1,079,501	1,082,125	1,084,749
Tangible common equity	$5,008,529	$4,896,123	$4,839,145	$4,940,410	$4,806,139

Total assets	$53,179,287	$53,760,405	$52,237,501	$50,193,387	$50,998,077
Less: Goodwill and intangible assets, net	1,074,577	1,077,052	1,079,501	1,082,125	1,084,749
Tangible assets	$52,104,710	$52,683,353	$51,158,000	$49,111,262	$49,913,328

Tangible common equity ratio	9.61%	9.29%	9.46%	10.06%	9.63%

Reconciliation of return on average tangible common equity:
Total average shareholders' equity	$6,038,651	$6,022,247	$5,959,186	$5,960,711	$5,791,275
Less: Average goodwill and intangible assets, net	1,075,733	1,078,240	1,080,758	1,083,390	1,086,991
Average tangible common equity	$4,962,918	$4,944,007	$4,878,428	$4,877,321	$4,704,284

Net income attributable to BOK Financial Corporation shareholders	$176,539	$155,766	$177,301	$140,894	$140,018

Return on average tangible common equity	14.27%	12.78%	14.42%	11.46%	11.94%

Calculation of efficiency ratio and adjusted efficiency ratio:
Total other operating expense	$361,679	$354,166	$361,054	$369,770	$354,503
Less: Amortization of intangible assets	2,390	2,443	2,656	2,656	2,656
Numerator for efficiency ratio	$359,289	$351,723	$358,398	$367,114	$351,847
Less: FDIC special assessment expense (benefit)	—	—	(9,479)	(1,209)	(523)
Numerator for adjusted efficiency ratio	$359,289	$351,723	$367,877	$368,323	$352,370

Net interest income	$351,830	$342,554	$345,281	$337,646	$328,166
Add: Tax-equivalent adjustment	2,719	2,610	2,555	2,565	2,574
Tax-equivalent net interest income	354,549	345,164	347,836	340,211	330,740
Add: Total other operating revenue	237,572	211,268	244,282	210,709	207,098
Less: Gain (loss) on available-for-sale securities, net	(4,645)	—	1,748	213	—
Denominator for efficiency ratio	$596,766	$556,432	$590,370	$550,707	$537,838
Less: Gain on sale of merchant banking investment	—	—	23,475	—	—
Less: Gain on exchange of Visa shares	30,908	—	—	—	—
Denominator for adjusted efficiency ratio	$565,858	$556,432	$566,895	$550,707	$537,838

Efficiency ratio	60.21%	63.21%	60.71%	66.66%	65.42%
Adjusted efficiency ratio	63.49%	63.21%	64.89%	66.88%	65.52%

BOK Financial Corporation Quarterly Earnings Release	Exhibit 99.1(b)

Reconciliation of pre-provision net revenue:
Net income before taxes	$227,723	$199,656	$228,509	$176,585	$180,761
Add: Provision for credit losses	—	—	—	2,000	—
Less: Net income (loss) attributable to non-controlling interests	43	(46)	(35)	(23)	52
Pre-provision net revenue	$227,680	$199,702	$228,544	$178,608	$180,709

Information on net interest income and net interest margin excluding trading activities:
Net interest income	$351,830	$342,554	$345,281	$337,646	$328,166
Less: Trading activities net interest income	18,283	15,366	13,211	14,325	16,138
Net interest income excluding trading activities	333,547	327,188	332,070	323,321	312,028
Add: Tax-equivalent adjustment	2,719	2,610	2,555	2,565	2,574
Tax-equivalent net interest income excluding trading activities	$336,266	$329,798	$334,625	$325,886	$314,602

Average interest-earning assets	$48,776,712	$47,772,044	$46,590,610	$46,429,240	$46,984,071
Less: Average trading activities interest-earning assets	5,876,732	5,617,531	5,295,598	5,603,200	6,876,788
Average interest-earning assets excluding trading activities	$42,899,980	$42,154,513	$41,295,012	$40,826,040	$40,107,283

Net interest margin on average interest-earning assets	2.91%	2.90%	2.98%	2.91%	2.80%
Net interest margin on average trading activities interest-earning assets	1.25%	1.05%	1.04%	1.07%	0.93%
Net interest margin on average interest-earning assets excluding trading activities	3.13%	3.15%	3.22%	3.16%	3.12%

Reconciliation of adjusted net income and earnings per share:
Net income attributable to BOK Financial Corporation shareholders	$176,539	$155,766	$177,301	$140,894	$140,018
Impact of FDIC special assessment benefit, net of tax	—	—	(7,239)	(923)	(399)
Gain on exchange of Visa shares, net of tax	(23,604)	—	—	—	(2,340)
Loss on repositioning of available-for-sale securities portfolio, net of tax	3,547	—	—	—	—
Gain on sale of merchant banking investment, net of tax	—	—	(17,928)	—	—
Adjusted net income	$156,482	$155,766	$152,134	$139,971	$137,279

Earnings per share	$2.92	$2.58	$2.89	$2.22	$2.19
Impact of FDIC special assessment benefit, net of tax	—	—	(0.12)	(0.01)	(0.01)
Gain on exchange of Visa shares, net of tax	(0.39)	—	—	—	(0.04)
Loss on repositioning of available-for-sale securities portfolio, net of tax	0.06	—	—	—	—
Gain on sale of merchant banking investment, net of tax	—	—	(0.29)	—	—
Adjusted earnings per share	$2.59	$2.58	$2.48	$2.21	$2.14

BOK Financial Corporation Quarterly Earnings Release	Exhibit 99.1(b)
Explanation of Non-GAAP Measures
The tangible common equity ratio and return on average tangible common equity are primarily based on total shareholders' equity, which includes unrealized gains and losses on available-for-sale securities, less intangible assets and equity that do not benefit common shareholders. These measures are valuable indicators of a financial institution's capital strength since they eliminate intangible assets from shareholders' equity and retain the effect of unrealized losses on securities and other components of accumulated other comprehensive income in shareholders' equity.
The efficiency ratio and adjusted efficiency ratio measure the company's ability to use its assets and manage its liabilities effectively in the current period.
Pre-provision net revenue is a measure of revenue less expenses and is calculated before provision for credit losses and income tax expense. This financial measure is frequently used by investors and analysts and enables them to assess a company's ability to generate earnings to cover credit losses through a credit cycle. It also provides an additional basis for comparing the results of operations between periods by isolating the impact of the provision for credit losses, which can vary significantly between periods.
Net interest income and net interest margin excluding trading activities removes the effect of trading activities on these metrics allowing management and investors to assess the performance of the company's core lending and deposit activities without the associated volatility from trading activities.
We believe adjusting net income and earnings per share for notable non-core items enhances comparability of results with prior periods, demonstrates the impact of significant items, and provides a useful measure for determining the company's expenses that are core to our business operations and are expected to recur over time.

BOK Financial Corporation Quarterly Earnings Release	Exhibit 99.1(b)
LOANS TREND – UNAUDITED
BOK FINANCIAL CORPORATION

(In thousands)	June 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	June 30, 2025
Commercial:
Services	$4,099,879	$3,901,933	$3,911,917	$3,710,643	$3,658,807
Healthcare	4,083,814	3,955,763	4,008,208	3,878,543	3,808,936
Energy	3,052,662	3,005,693	2,882,242	2,681,512	2,734,713
Mortgage finance	451,826	228,242	177,765	84,271	—
General business	4,609,267	4,481,452	4,300,935	4,157,971	4,181,726
Total commercial	16,297,448	15,573,083	15,281,067	14,512,940	14,384,182

Commercial real estate:
Multifamily	2,570,246	2,553,709	2,432,330	2,500,323	2,473,365
Industrial	1,283,315	1,418,626	1,368,436	1,396,795	1,304,211
Office	852,721	821,569	814,139	811,601	690,086
Retail	670,893	613,976	573,451	593,835	592,043
Residential construction and land development	111,668	109,480	129,783	122,033	105,701
Other commercial real estate	396,487	367,319	353,867	328,020	356,035
Total commercial real estate	5,885,330	5,884,679	5,672,006	5,752,607	5,521,441

Loans to individuals:
Residential mortgage	2,847,768	2,784,134	2,731,415	2,676,366	2,610,681
Residential mortgage guaranteed by U.S. government agencies	159,886	160,254	158,359	151,642	148,453
Personal	1,893,283	1,785,243	1,808,615	1,771,639	1,627,454
Total loans to individuals	4,900,937	4,729,631	4,698,389	4,599,647	4,386,588

Total loans	$27,083,715	$26,187,393	$25,651,462	$24,865,194	$24,292,211

BOK Financial Corporation Quarterly Earnings Release	Exhibit 99.1(b)
LOANS MANAGED BY PRINCIPAL MARKET AREA – UNAUDITED
BOK FINANCIAL CORPORATION

(In thousands)	June 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	June 30, 2025
Texas:
Commercial	$7,628,676	$7,489,036	$7,383,319	$6,800,577	$6,893,246
Commercial real estate	2,063,517	2,149,123	2,057,016	2,107,335	1,997,598
Loans to individuals	1,090,244	1,077,386	1,066,827	1,037,831	996,341
Total Texas	10,782,437	10,715,545	10,507,162	9,945,743	9,887,185

Oklahoma:
Commercial	4,528,261	3,907,911	3,829,109	3,692,319	3,455,696
Commercial real estate	656,369	612,981	589,709	574,126	512,075
Loans to individuals	3,161,854	3,065,886	3,005,460	2,927,185	2,725,320
Total Oklahoma	8,346,484	7,586,778	7,424,278	7,193,630	6,693,091

Arizona:
Commercial	1,344,873	1,378,256	1,253,824	1,228,593	1,166,745
Commercial real estate	1,445,762	1,448,141	1,332,658	1,348,838	1,165,927
Loans to individuals	219,062	220,116	224,354	222,963	226,727
Total Arizona	3,009,697	3,046,513	2,810,836	2,800,394	2,559,399

Colorado:
Commercial	2,071,731	2,125,660	2,127,979	2,132,770	2,185,658
Commercial real estate	590,820	596,517	600,668	589,307	791,171
Loans to individuals	191,015	191,721	200,378	208,323	217,088
Total Colorado	2,853,566	2,913,898	2,929,025	2,930,400	3,193,917

Kansas/Missouri:
Commercial	337,120	291,075	282,189	270,068	303,692
Commercial real estate	529,988	537,709	571,331	618,052	556,390
Loans to individuals	182,925	117,617	142,392	142,408	155,154
Total Kansas/Missouri	1,050,033	946,401	995,912	1,030,528	1,015,236

New Mexico:
Commercial	310,768	308,712	311,636	282,479	282,918
Commercial real estate	538,269	484,623	465,228	458,720	443,516
Loans to individuals	47,787	48,099	49,589	51,056	55,714
Total New Mexico	896,824	841,434	826,453	792,255	782,148

Arkansas:
Commercial	76,019	72,433	93,011	106,134	96,227
Commercial real estate	60,605	55,585	55,396	56,229	54,764
Loans to individuals	8,050	8,806	9,389	9,881	10,244
Total Arkansas	144,674	136,824	157,796	172,244	161,235

Total BOK Financial	$27,083,715	$26,187,393	$25,651,462	$24,865,194	$24,292,211
Loans attributed to a principal market may not always represent the location of the borrower or the collateral.

BOK Financial Corporation Quarterly Earnings Release	Exhibit 99.1(b)
DEPOSITS BY PRINCIPAL MARKET AREA – UNAUDITED
BOK FINANCIAL CORPORATION

(In thousands)	June 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	June 30, 2025
Oklahoma:
Demand	$3,482,203	$3,463,094	$3,492,243	$3,520,203	$3,589,146
Interest-bearing:
Transaction	13,623,048	13,629,679	13,732,961	13,352,070	13,537,068
Savings	563,466	561,079	532,284	520,995	521,734
Time	2,371,623	2,245,523	2,232,078	2,356,945	2,166,094
Total interest-bearing	16,558,137	16,436,281	16,497,323	16,230,010	16,224,896
Total Oklahoma	20,040,340	19,899,375	19,989,566	19,750,213	19,814,042

Texas:
Demand	2,178,864	2,071,766	2,177,256	2,194,177	2,082,652
Interest-bearing:
Transaction	7,167,229	6,447,755	6,691,395	6,427,135	6,203,081
Savings	148,701	153,501	149,593	147,560	155,027
Time	673,126	676,876	647,158	649,757	638,657
Total interest-bearing	7,989,056	7,278,132	7,488,146	7,224,452	6,996,765
Total Texas	10,167,920	9,349,898	9,665,402	9,418,629	9,079,417

Colorado:
Demand	977,110	881,440	1,152,203	929,383	1,040,223
Interest-bearing:
Transaction	2,210,988	2,072,825	2,137,579	2,204,899	1,989,284
Savings	56,735	58,605	54,809	53,768	55,326
Time	293,325	299,196	282,320	284,962	278,914
Total interest-bearing	2,561,048	2,430,626	2,474,708	2,543,629	2,323,524
Total Colorado	3,538,158	3,312,066	3,626,911	3,473,012	3,363,747

New Mexico:
Demand	599,831	580,900	580,400	591,330	609,205
Interest-bearing:
Transaction	1,596,275	1,447,506	1,405,940	1,376,694	1,416,741
Savings	102,306	99,848	95,630	94,180	94,930
Time	386,946	374,661	354,757	347,227	340,946
Total interest-bearing	2,085,527	1,922,015	1,856,327	1,818,101	1,852,617
Total New Mexico	2,685,358	2,502,915	2,436,727	2,409,431	2,461,822

Arizona:
Demand	351,429	398,102	365,007	368,432	385,442
Interest-bearing:
Transaction	1,369,657	1,439,796	1,450,416	1,406,300	1,467,509
Savings	9,787	11,593	14,656	13,571	10,536
Time	73,261	73,912	72,286	71,886	72,041
Total interest-bearing	1,452,705	1,525,301	1,537,358	1,491,757	1,550,086
Total Arizona	1,804,134	1,923,403	1,902,365	1,860,189	1,935,528

BOK Financial Corporation Quarterly Earnings Release	Exhibit 99.1(b)

(In thousands)	June 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	June 30, 2025
Kansas/Missouri:
Demand	248,190	271,399	281,263	282,235	269,408
Interest-bearing:
Transaction	1,199,349	1,203,155	1,194,500	1,151,956	1,169,161
Savings	16,782	16,222	14,256	14,251	13,719
Time	35,686	38,542	37,820	37,563	35,768
Total interest-bearing	1,251,817	1,257,919	1,246,576	1,203,770	1,218,648
Total Kansas/Missouri	1,500,007	1,529,318	1,527,839	1,486,005	1,488,056

Arkansas:
Demand	24,034	27,628	33,558	21,416	22,685
Interest-bearing:
Transaction	75,872	111,487	237,279	64,174	61,079
Savings	2,703	2,859	2,695	2,411	2,485
Time	17,315	18,099	12,664	14,538	17,248
Total interest-bearing	95,890	132,445	252,638	81,123	80,812
Total Arkansas	119,924	160,073	286,196	102,539	103,497

Total BOK Financial	$39,855,841	$38,677,048	$39,435,006	$38,500,018	$38,246,109

BOK Financial Corporation Quarterly Earnings Release	Exhibit 99.1(b)
NET INTEREST MARGIN TREND – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended

	June 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	June 30, 2025
Tax-equivalent asset yields
Interest-bearing cash and cash equivalents	3.65%	3.60%	3.85%	4.39%	4.46%
Trading securities	4.85%	4.64%	4.83%	5.25%	5.05%
Investment securities, net of allowance	1.38%	1.41%	1.41%	1.41%	1.41%
Available-for-sale securities	3.98%	3.93%	3.94%	3.93%	3.89%
Fair value option securities	4.51%	4.83%	4.83%	5.45%	5.90%
Restricted equity securities	7.66%	7.39%	7.22%	7.84%	7.73%
Residential mortgage loans held for sale	6.22%	5.42%	5.84%	6.08%	6.13%
Loans	6.20%	6.25%	6.48%	6.70%	6.71%
Allowance for loan losses
Loans, net of allowance	6.26%	6.31%	6.55%	6.78%	6.79%
Total tax-equivalent yield on earning assets	5.27%	5.23%	5.36%	5.53%	5.47%

Cost of interest-bearing liabilities:
Interest-bearing deposits:
Transaction	2.64%	2.67%	2.88%	3.14%	3.17%
Savings	0.54%	0.54%	0.54%	0.55%	0.54%
Time	3.41%	3.53%	3.64%	3.73%	3.83%
Total interest-bearing deposits	2.67%	2.71%	2.91%	3.14%	3.17%
Funds purchased and repurchase agreements	3.09%	2.90%	3.47%	3.29%	3.50%
Other borrowings	3.88%	3.90%	4.22%	4.54%	4.49%
Subordinated debt	6.25%	6.14%	6.12%	—%	6.38%
Total cost of interest-bearing liabilities	2.93%	2.92%	3.06%	3.33%	3.40%
Tax-equivalent net interest spread	2.34%	2.31%	2.30%	2.20%	2.07%
Effect of noninterest-bearing funding sources and other	0.57%	0.59%	0.68%	0.71%	0.73%
Tax-equivalent net interest margin	2.91%	2.90%	2.98%	2.91%	2.80%
Yield calculations are shown on a tax-equivalent basis at the statutory federal and state rates for the periods presented. The yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income and the unrealized gains and losses. The yield calculation also includes average loan balances for which the accrual of interest has been discontinued and are net of unearned income. Yield/rate calculations are generally based on the conventions that determine how interest income and expense is accrued.

BOK Financial Corporation Quarterly Earnings Release	Exhibit 99.1(b)
CREDIT QUALITY INDICATORS – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended

(In thousands, except ratios)	June 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	June 30, 2025
Nonperforming assets:
Nonaccruing loans:
Commercial:
Healthcare	$21,112	$21,138	$23,490	$24,507	$28,743
Services	2,928	1,260	6,135	7,647	11,329
Energy	—	—	—	31	40
General business	5,118	2,868	6,477	85	45
Total commercial	29,158	25,266	36,102	32,270	40,157

Commercial real estate	6,431	6,601	6,697	6,809	6,925

Loans to individuals:
Permanent mortgage	18,768	20,175	18,263	21,255	20,654
Permanent mortgage guaranteed by U.S. government agencies	7,585	7,768	8,586	7,348	6,978
Personal	200	194	4,712	4,712	4,613
Total loans to individuals	26,553	28,137	31,561	33,315	32,245

Total nonaccruing loans	62,142	60,004	74,360	72,394	79,327
Real estate and other repossessed assets	508	15	176	1,751	1,729
Total nonperforming assets	$62,650	$60,019	$74,536	$74,145	$81,056

Total nonperforming assets excluding those guaranteed by U.S. government agencies	$55,065	$52,251	$65,950	$66,797	$74,078

Accruing loans 90 days past due[1]	$6,242	$2,411	$—	$1,135	$1,388

Gross charge-offs	$1,305	$3,176	$2,353	$4,348	$1,313
Recoveries	(805)	(1,303)	(907)	(721)	(752)
Net charge-offs (recoveries)	$500	$1,873	$1,446	$3,627	$561

Provision for loan losses	$255	$3,732	$(386)	$4,270	$(984)
Provision for credit losses from off-balance sheet unfunded loan commitments	142	(5,934)	487	(2,208)	904
Provision for expected credit losses from mortgage banking activities	(283)	2,213	(95)	(74)	77
Provision for credit losses related to investment (held-to-maturity) securities portfolio	(114)	(11)	(6)	12	3
Total provision for credit losses	$—	$—	$—	$2,000	$—
1    Excludes residential mortgage loans guaranteed by agencies of the U.S. government.

BOK Financial Corporation Quarterly Earnings Release	Exhibit 99.1(b)

	Three Months Ended

(In thousands, except ratios)	June 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	June 30, 2025

Allowance for loan losses to period end loans	1.02%	1.06%	1.08%	1.12%	1.14%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to period end loans	1.19%	1.23%	1.28%	1.32%	1.36%
Nonperforming assets to period end loans and repossessed assets	0.23%	0.23%	0.29%	0.30%	0.33%
Net charge-offs (annualized) to average loans	0.01%	0.03%	0.02%	0.06%	0.01%
Allowance for loan losses to nonaccruing loans[1]	508.59%	531.66%	419.41%	426.92%	382.93%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to nonaccruing loans[1]	591.96%	618.45%	497.36%	504.99%	456.18%

1    Excludes residential mortgage loans guaranteed by agencies of the U.S. government.

BOK Financial Corporation Quarterly Earnings Release	Exhibit 99.1(b)
SEGMENTS – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended			2Q26 vs 1Q26		2Q26 vs 2Q25

(In thousands, except ratios)	June 30, 2026	Mar. 31, 2026	June 30, 2025	Change	% Change	Change	% Change
Commercial Banking:
Net interest income	$178,992	$173,473	$175,826	$5,519	3.2%	$3,166	1.8%
Fees and commissions revenue	61,414	59,010	58,400	2,404	4.1%	3,014	5.2%
Combined net interest income and fee revenue	240,406	232,483	234,226	7,923	3.4%	6,180	2.6%
Other operating expense	82,091	82,308	80,591	(217)	(0.3)%	1,500	1.9%
Corporate allocations	16,586	16,046	19,596	540	3.4%	(3,010)	(15.4)%
Net income before taxes	146,160	134,787	140,042	11,373	8.4%	6,118	4.4%

Average assets	$23,375,564	$22,679,465	$21,318,236	$696,099	3.1%	$2,057,328	9.7%
Average loans	22,003,116	21,232,965	19,894,391	770,151	3.6%	2,108,725	10.6%
Average deposits	18,918,188	18,306,337	17,424,707	611,851	3.3%	1,493,481	8.6%

Consumer Banking:
Net interest income	$57,912	$55,989	$58,114	$1,923	3.4%	$(202)	(0.3)%
Fees and commissions revenue	37,847	40,937	36,789	(3,090)	(7.5)%	1,058	2.9%
Combined net interest income and fee revenue	95,759	96,926	94,903	(1,167)	(1.2)%	856	0.9%
Other operating expense	63,436	63,493	55,476	(57)	(0.1)%	7,960	14.3%
Corporate allocations	16,626	14,686	15,039	1,940	13.2%	1,587	10.6%
Net income before taxes	13,555	19,168	24,746	(5,613)	(29.3)%	(11,191)	(45.2)%

Average assets	$8,648,052	$8,452,393	$8,310,875	$195,659	2.3%	$337,177	4.1%
Average loans	2,633,853	2,584,226	2,304,939	49,627	1.9%	328,914	14.3%
Average deposits	8,592,876	8,389,039	8,266,824	203,837	2.4%	326,052	3.9%

Wealth Management:
Net interest income	$45,378	$42,974	$44,844	$2,404	5.6%	$534	1.2%
Fees and commissions revenue	101,081	110,424	103,650	(9,343)	(8.5)%	(2,569)	(2.5)%
Combined net interest income and fee revenue	146,459	153,398	148,494	(6,939)	(4.5)%	(2,035)	(1.4)%
Other operating expense	94,198	98,169	93,281	(3,971)	(4.0)%	917	1.0%
Corporate allocations	17,312	17,155	14,471	157	0.9%	2,841	19.6%
Net income before taxes	34,977	37,541	40,749	(2,564)	(6.8)%	(5,772)	(14.2)%

Average assets	$11,219,080	$11,370,683	$11,571,187	$(151,603)	(1.3)%	$(352,107)	(3.0)%
Average loans	2,479,191	2,430,864	2,275,378	48,327	2.0%	203,813	9.0%
Average deposits	10,656,194	10,782,785	10,783,245	(126,591)	(1.2)%	(127,051)	(1.2)%
Fiduciary assets	78,944,144	74,350,101	71,057,135	4,594,043	6.2%	7,887,009	11.1%
Assets under management or administration	129,271,398	123,586,715	117,870,970	5,684,683	4.6%	11,400,428	9.7%
Certain prior period amounts have been reclassified to conform to current period presentation.